PNC Mortgage Acceptance Corp., Commercial Mortgage Pass-Through Certificates,
                                 Series 1999-CM1

                         Pooling and Servicing Agreement

                              OFFICER'S CERTIFICATE
                         Annual Statement of Compliance


Pursuant to the requirements of that certain Pooling and Servicing Agreement governing the referenced Trust (the "PSA"), it is hereby certified that (i) the undersigned has completed a review of the servicer's performance of its obligations under the PSA for the preceding calendar year; (ii) to the best of the undersigned's knowledge on the basis of that review the servicer has fulfilled all of its obligations under the PSA throughout such period in all material respects; (iii) to the best of the undersigned's knowledge, the subservicer, of the servicer under the PSA, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and,
(iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the U.S. Code.


                                          /s/ Charles J. Sipple          4/2/01
                                          -------------------------------------
                                                                           Date
                                          Charles J. Sipple
                                          Executive Vice President



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